Exhibit 10(a)64

EXECUTIVE DEFERRED COMPENSATION PLAN
OF ENTERGY CORPORATION AND SUBSIDIARIES
(As Amended and Restated Effective January 1, 2009)

Certificate of Amendment

Amendment No. 2

THIS INSTRUMENT, executed this 15th day of December, 2011, but made effective January 27, 2011, constitutes the Second Amendment of the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) (the “Plan”).

All capitalized terms used in this Amendment No. 2 shall have the meanings assigned to them in the Plan unless otherwise herein defined.

Pursuant to Section 9.01 of the Plan and in accordance with the Resolutions of the Personnel Committee of the Board of Directors adopted at its meeting of January 27, 2011, the Plan is hereby amended as follows:

1.	The last sentence of Plan Section 2.02 is amended in its entirety to read as follows:

Notwithstanding the foregoing, the term “Administrator” shall for Plan administrative purposes include the office of the senior-most System officer with responsibility for Human Resources and Administration, to whom the Personnel Committee has delegated the authority to act on its behalf with respect to all Plan administrative matters.

2.	The last two sentences of Plan Section 2.17 are amended in their entirety to read as follows:

Notwithstanding any provision of this Plan to the contrary, Performance Units, Restricted Share Units, or other eligible Awards under the Equity Plans shall not be eligible “Equity Plan Deferrals” unless specifically authorized by the senior-most System officer with responsibility for Human Resources and Administration.  In addition, gains from the exercise of stock options under the Equity Plans shall not be “Equity Plan Deferrals.”

3.	Plan Section 2.20 is amended in its entirety to read as follows:

2.20
“Incentive Compensation” means:  (a) the amount of any incentive award that a Participant may become eligible to receive during a period of Covered Employment under the terms of the EAIP or other comparable incentive plan that the Administrator may from time to time recognize as “Incentive Compensation” for purposes of this Plan, (b) the amount of any additional types or forms of compensation (including, but not limited to, Restricted Share Units and Performance Share Units under the Equity Plans and signing bonuses) that the senior-most System officer with responsibility for Human Resources and Administration, in his sole discretion, approves with respect to one or more Employees, in his sole discretion, as “Incentive Compensation” under the terms of this Plan.  The determination by the senior-most System officer with responsibility for Human Resources and Administration as to the inclusion or exclusion of any compensation with respect to one or more Employees as “Incentive Compensation” under the terms of this Plan shall be final and binding on all parties.

4.	Plan Section 2.22 is amended in its entirety to read as follows:

2.22
“Investment Funds” shall mean, at the discretion of the senior-most System officer with responsibility for Human Resources and Administration, the several T. Rowe Price investment funds from time to time available under the Savings Plan (but excluding the Entergy Stock Fund), and/or any other investments that the senior-most System officer with responsibility for Human Resources and Administration may from time to time thereafter establish for purposes of this Plan after consideration of the costs associated with, and the flexibility granted by, such investments, which investments shall be used as a basis for determining the value of Deferred Compensation credited to a Participant’s Account.

5.	The first sentence of Plan Section 4.03 is amended in its entirety to read as follows:

Participants shall not be eligible to rebalance Equity Plan Deferrals, unless and until specifically authorized by the senior-most System officer with responsibility for Human Resources and Administration.

6.	Plan Section 6.02 is amended in its entirety to read as follows:

6.02	Financial Hardship Distributions.

(a)
Notwithstanding any other provision of this Plan to the contrary, at any time a Participant may apply to the Administrator for a special distribution of all or any part of his Account valued as of the date of his application on account of an Unforeseeable Emergency (a “Financial Hardship Distribution”).  Any such distribution shall not be for a greater amount than the amount reasonably necessary to satisfy the Unforeseeable Emergency (including applicable income taxes and penalties reasonably expected to result from the withdrawal), and shall be subject to approval by the senior-most System officer with responsibility for Human Resources and Administration.

(b)
The senior-most System officer with responsibility for Human Resources and Administration shall consider the circumstances of each such case and the best interest of the Participant and his family and shall have the right, in its or his sole discretion to allow such Financial Hardship Distribution, or if applicable, to direct a distribution of part of the amount requested or to refuse to allow any distribution.  Upon determination that such a Financial Hardship Distribution shall be granted, the Participant’s Participating Employer shall make the appropriate distribution to the Participant from its general assets in respect of the Participant’s Account and the Administrator shall accordingly reduce or adjust the amount of Deferred Compensation credited to the Participant’s Account.  In no event shall the aggregate amount of the Financial Hardship Distribution exceed the full value of the Participant’s Account.  For purposes of this Section, the value of the Participant’s Account shall be determined as of the date of the Participant’s application for the special distribution.

(c)
The senior-most System officer with responsibility for Human Resources and Administration shall consider any requests for payment under this provision on a uniform and nondiscriminatory basis and in accordance with the standards of interpretation described in Code Section 409A and the regulations thereunder.  The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, no withdrawal may be made to the extent that such hardship is or may be relieved:  through reimbursement or compensation by available insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by the additional compensation that will be available to the Participant as a result of the suspension of Participant deferrals pursuant to Subsection 6.02(d) below.  The withdrawal shall be paid in the form of a single-sum payment five (5) days following the approval of the withdrawal by the senior-most System officer with responsibility for Human Resources and Administration, or at such later time as permitted under Code Section 409A and the regulations thereunder.

(d)
In the event a Participant receives a Financial Hardship Distribution pursuant to this Section 6.02, his or her current deferrals of Base Salary, Incentive Compensation, and Equity Plan Deferrals under the Plan will automatically cease.  The Participant may apply to the senior-most System officer with responsibility for Human Resources and Administration to resume deferrals of such compensation or benefits with respect to Plan Years beginning on or after the January 1 following the date of such cessation of deferrals, provided, that resumption of such deferrals shall be approved only if the senior-most System officer with responsibility for Human Resources and Administration determines that the Participant is no longer incurring the Unforeseeable Emergency for which the Financial Hardship Distribution was approved.  Any application to resume Deferral Elections must be made in accordance with the Deferral Election procedures set forth in Article IV.

IN WITNESS WHEREOF, the Personnel Committee has caused this Second Amendment to the Executive Deferred Compensation Plan of Entergy Corporation and Subsidiaries (As Amended and Restated Effective January 1, 2009) to be executed by its duly authorized representative on the day, month, and year above set forth, but effective January 27, 2011.

ENTERGY CORPORATION
PERSONNEL COMMITTEE
through the undersigned duly authorized representative

/s/ E. Renae Conley
E. Renae Conley
Executive Vice-President,
Human Resources and Administration